                                                                     EXHIBIT 3.4

             CERTIFICATE  OF  DESIGNATION  OF  RIGHTS, PREFERENCES

                              AND  PRIVILEGES  OF

                            SERIES A PREFERRED STOCK

                                       OF

                                 CONNECT, INC.

(Pursuant to Section 151 of the General Corporation Law of the State of
Delaware)

     We, Gordon J. Bridge and Joseph G. Girata, the President and the Secretary, respectively, of CONNECT, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

     That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the said Corporation, the said Board of Directors on December __, 1997 adopted the following resolution creating a series of shares of Preferred Stock designated as Series A Preferred Stock:

     "RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors does hereby provide for the issue of a Series of Preferred Stock, $0.001 par value, of the Corporation, to be designated "Series A Preferred Stock", initially consisting of six million five hundred thousand (6,500,000) shares and to the extent that the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of the Series A Preferred Stock are not stated and expressed in the Certificate of Incorporation, does hereby fix and herein state and express such designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions thereof, as follows (all terms used herein which are defined in the Certificate of Incorporation shall be deemed to have the meanings provided therein):

     A.   Designation and Amount. The shares of such series shall be designated
          ----------------------
as "Series A Preferred Stock", par value $0.001 per share, and the number of shares constituting such series shall be six million five hundred thousand (6,500,000).

     B.   Mandatory Dividends. The holders of shares of Series A Preferred Stock
          -------------------
shall be entitled to receive mandatory dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any distribution (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock or any other series of Preferred Stock of the Corporation, at the rate of $.10 per share per annum on each outstanding share of Series A Preferred Stock, payable quarterly in arrears on the first day of each January,

April, July and October, commencing April 1, 1998. The Corporation shall have the option of paying all or any portion of such dividends in cash or in shares of Series A Preferred Stock. If any of such dividends are paid in shares of Series A Preferred Stock, the number of shares of Series A Preferred Stock issuable shall be the quotient obtained by dividing the dollar amount of the dividends by $2.00. Such dividends, to the extent not paid due to insufficient assets legally available therefor, shall be cumulative, commencing on the date of the first issuance of a share of Series A Preferred Stock.

     C.   Preference on Liquidation; Sale of Corporation
          ----------------------------------------------

          1.   Preferred and Common Stock. In the event of any liquidation,
               --------------------------
dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of any other series of Preferred Stock and Common Stock by reason of their ownership thereof, an amount per share equal to $1.00 per share for each share of Series A Preferred Stock then held by them, plus accrued but unpaid dividends, if any. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

          Upon the completion of the distribution required above, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of the Series A Preferred Stock (without reduction in the number of shares of Series A Preferred Stock as a result of the payment in the prior paragraph) and the Common Stock pro rata based on the number of shares of Common Stock held by each, assuming, for purposes of determining the number of shares of Common Stock held by each holder of Series A Preferred Stock, conversion of all shares of Series A Preferred Stock (without reduction in the number of shares of Series A Preferred Stock as a result of the payment in the prior paragraph) as provided for in Section E, except that (i) the Percentage (as defined in Section E.2) shall be 60%, not 80%, (ii) all cumulated dividends shall be deemed to have been paid, (iii) the calculation of the number of shares issuable upon conversion of the shares of Series A Preferred Stock shall not be limited by the number of shares of Common Stock available for issuance, and (iv) in the case of a merger or consolidation or any other transaction involving the sale or tender of shares of capital stock (including Series A Preferred Stock and Common Stock) of the Corporation that is deemed a liquidation pursuant to this Section C, the Average Price (as defined in Section E.2(ii)) shall be deemed to be the price per share of Common Stock payable in any such transaction (the "Per Share Price") as determined in the formulae set forth below.

          As an example of the operation of the distribution allocations in the prior paragraph in the case of a merger or consolidation or other transaction that is deemed a liquidation pursuant to this Section C, assuming 19 million shares of Common Stock are outstanding (and no options or warrants are outstanding) and 5,000,000 shares of Series A Preferred Stock are outstanding, the Per Share Price (for purposes of the calculation set forth in Section E.2.(ii) below) payable in such merger or consolidation shall be determined by operation of the following formulae:

     x = Per Share Price
     y = Number of shares into which the Series A Preferred Stock converts


1.   Formula One:  Assets or Aggregate Consideration Available for Distribution
     -----------
or payment (after payment of $1.00 liquidation preference) = (19 million * x) + (y * x)

2.   Formula Two:
     -----------

                                      $10 million
                                      -----------
                           y =            .6
                                   -------------------
                                           x


          It is necessary to use these formulae to solve for x. If x is a negative number, all of the remaining assets of the Corporation available for distribution to stockholders shall be distributed only among the holders of the Series A Preferred Stock.

          2.   Certain Events Deemed Liquidation.  A reorganization, merger
               ---------------------------------
or consolidation of the Corporation with or into any other corporation or corporations in which the shareholders of the Corporation immediately prior to such transaction (or transactions, if such transactions comprise a related series) do not own immediately after such transaction (or transactions, if such transactions comprise a related series) more than 50% of the outstanding voting securities of the surviving entity (or its parent), or a transaction (or transactions, if such transactions comprise a related series) in which shareholder(s) transfer more than 50% of the outstanding securities of the Corporation (other than a reincorporation transaction), or a sale or other disposition of all or substantially all of the assets of the Corporation shall be deemed to be a liquidation within the meaning of this Section C. For this purpose, the holders of shares of Series A Preferred Stock transferred, surrendered or exchanged in any transaction described in the preceding sentence, or in any other transaction involving the sale or tender of shares of capital stock (including Series A Preferred Stock and Common Stock) of the Corporation, shall be entitled to receive, as consideration in such transaction, the amounts as provided pursuant to the first and second paragraphs of Section C.1 above. Any securities to be delivered to the holders of the Series A Preferred Stock and Common Stock upon a merger, reorganization or sale or other disposition of substantially all of the assets of the Corporation shall be valued as follows:

               (a) If traded on a securities exchange, the NASDAQ National Market or the NASDAQ Small Cap Market, the value shall be deemed to be the average of the closing bid prices of the securities on such exchange or NASDAQ Market over the 20-day period ending three (3) business days prior to the closing;

               (b) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 20-day period ending three (3) business days prior to the closing; and

               (c) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and holders of two-thirds of the then outstanding shares of Series A Preferred Stock.

          3.   Notice.  The Corporation shall give each holder of record of
               ------
Series A Preferred Stock written notice of an impending transaction described in Section C.2 not later than the earlier of twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of the majority of the then outstanding shares of Series A Preferred Stock which are entitled to such notice rights or similar notice rights.

     D.   Voting Rights.  Except as required by law and as provided in
          -------------
Section G below, the holders of Series A Preferred Stock shall not be entitled to vote.

     E.   Conversion Rights.
          -----------------

          1.   Conversion of Preferred Stock; Automatic Conversion. Subject to
               ---------------------------------------------------
Section H, each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the issuance of such share and on or prior to any Redemption Date contemplated by Section H below (the "Conversion Period") into fully paid and nonassessable shares of Common Stock of the Corporation. All outstanding shares of Series A Preferred Stock shall be automatically converted into shares of Common Stock on October 1, 1999 if the Corporation's Common Stock has been listed on the NASDAQ National Market at all times subsequent to January 1, 1999, the Corporation has maintained at all times subsequent to January 1, 1999 an effective registration statement relating to the shares of Common Stock issuable upon conversion of the Series A Preferred Stock and the closing bid price on each day subsequent to August 15, 1999 has been at least $2.00 per share. The $2.00 amount referenced in the preceding sentence shall be equitably adjusted in case the Corporation shall issue Common Stock as a dividend upon Common Stock or in payment of a dividend thereon, shall subdivide the number of outstanding shares of its Common Stock into a greater number of shares or shall combine the number of outstanding shares of its Common Stock into a lesser number of shares.

          2.   Determination of Number of Shares of Common Stock Upon
               ------------------------------------------------------
Conversion.
----------

               (a) Subject to the restrictions contained in (b) below, the number of shares of Common Stock into which each share of Series A Preferred Stock may be converted shall be the greater of (i) the quotient obtained by dividing $2.00 (the "Cap"), plus cumulated but unpaid dividends with respect to such share through the date of conversion, by the Conversion Price (as defined in Section E.3), or (ii) the quotient obtained by dividing $2.00, plus cumulated but unpaid dividends with respect to such share through the date of conversion, by 80%, if the conversion occurs prior to December 15, 1999, or 60%, if the conversion occurs thereafter, (the "Percentage") of the average closing bid price (the "Average Price") of the Common Stock on the Nasdaq National Market (or if not listed on the Nasdaq National Market, the Nasdaq SmallCap Market or other national securities exchange or, if not so listed, on the over-the-counter market) during the last 10 trading days prior to such conversion (excluding the date of conversion); provided, however, that in no event shall a share of Series A Preferred Stock be converted into more than the number of shares of Common Stock determined by dividing $2.00 by the par value of a share of Common Stock (i.e., $0.001).

               (b) Prior to the initial issuance of a share of Series A Preferred Stock, the Board of Directors of the Corporation will reserve 40,000,000 shares of Common Stock for issuance upon conversion of the Series A Preferred Stock, and, thereafter, shall reserve additional shares of Common Stock, to the extent authorized and available, if necessary for issuance upon conversion of such Series A Preferred Stock. In addition, to the extent additional shares of Common Stock are required for conversion but are not authorized and available, the Board of Directors of the Company shall use its best efforts to cause such additional shares to become authorized and available. The number of shares of Common Stock reserved for issuance upon conversion of the Preferred Stock (the "Reserved Amount") shall be allocated pro rata among all shares of Series A Preferred Stock. To the extent the Board of Directors of the Corporation increases the Reserved Amount, each increase of the Reserved Amount shall be allocated pro rata among the shares of Series A Preferred Stock.

          3.   Determination of Initial Conversion Price.  The "Conversion
               -----------------------------------------        ----------
Price" for the Series A Preferred Stock initially shall be $2.00, prior to
-----
December 15,1999, and $1.50, on and after December 15, 1999, subject to adjustment as provided in Section F hereof.

          4.   Procedures for Exercise of Conversion Rights.  The holders of any
               --------------------------------------------
shares of Series A Preferred Stock may exercise their conversion rights during the Conversion Period as to all such shares or any part thereof by delivering (which delivery may be accomplished by facsimile and may be provided at any time up until 12 midnight on any such date) to the Corporation, at the office of any transfer agent of the Corporation for the Series A Preferred Stock, or at the principal office of the Corporation or at such other place as may be designated by the Corporation, written notice stating that the holder elects to convert such shares. Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the "Conversion Date." Within two business days after the Conversion Date and
 ---------------
the delivery to the Corporation during regular business hours, at the office of any transfer agent of the Corporation for the Series A Preferred Stock, or at the principal office of the Corporation or at such other place as may be designated by the Corporation, of the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Corporation (if required by the Corporation), the Corporation shall issue and deliver to or upon the written order of such holder (or at holder's request, DWAC), at such office or other place designated by the Corporation, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check for cash with respect to any fractional interest in a share of Common Stock as provided in Section E.5 below. The applicable Conversion Price shall be the Conversion Price in effect on the Conversion Date, and the applicable Average Price shall be the Average Price in effect on the Conversion Date. Upon conversion of only a portion of the number of shares of Series A Preferred Stock represented by a certificate surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the stockholder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered.

          5.   No Fractional Shares.  No fractional shares of Common Stock
               --------------------
shall be issued upon conversion of shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest equal to the fair market value of such fractional interest as determined in good faith by the Corporation's Board of Directors.

          6.   Payment of Taxes for Conversions.  The Corporation shall pay
               --------------------------------
any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion pursuant hereto of Series A Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

          7.   Status of Common Stock Issued Upon Conversion.  All shares
               ---------------------------------------------
of Common Stock which may be issued upon conversion of the shares of Series A Preferred Stock will upon issuance by the Corporation be validly issued, fully paid and non-assessable and free from all preemptive rights, taxes, liens and charges with respect to the issuance thereof.

     F.   Adjustment of Conversion Prices.
          -------------------------------

          1.   General Provisions.  The Conversion Price of the Series A
               ------------------
Preferred Stock shall be subject to adjustment from time to time as follows:

               (a) If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price for the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of the Series A Preferred Stock shall be increased in proportion to such increase of outstanding shares.

               (b) If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price for the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of shares of the Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

               (c) In case the Corporation shall declare a cash dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends payable out of retained earnings) or options, rights or other commitments to acquire securities of the Corporation or other securities of the Corporation convertible into or exchangeable for Common Stock, then, in each such case, immediately following the record date fixed for the determination of the holders of Common Stock entitled to receive such dividend or distribution, the Conversion Price for the Series A Preferred Stock in effect thereafter shall be determined by multiplying the Conversion Price for the Series A Preferred Stock in effect immediately prior to such record date by a fraction of which the numerator shall be an amount equal to the remainder of (x) the Average Price of one share of Common Stock less (y) the amount of such cash dividend in respect of one share of Common Stock or the fair market value (as determined in good faith by the Board of Directors) of the stock, securities, evidences or indebtedness, assets, options, rights or derivative securities so distributed in respect of one share of Common Stock, as the case may be, and of which the denominator shall be the Average Price of one share of Common Stock. Such adjustment shall become effective at the opening of business on the business day next following the record date for the determination of stockholders entitled to such dividend or distribution.

               (d) All calculations under this Section E shall be made to the nearest one hundredth (1/100) of a cent or to the nearest one hundredth (1/100) of a share, as the case may be.

          2.   Computation of Adjustment.  Upon the occurrence of each
               -------------------------
adjustment or readjustment of the Conversion Price of any series of Series A Preferred Stock pursuant to this Section F, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof, and prepare and furnish to each holder of Series A Preferred Stock affected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment or readjustment, (B) the Conversion Price at the time in effect for the Series A Preferred Stock, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time of such adjustment or readjustment would be received upon the conversion of such holder's shares.

          3.   Ratchet Adjustment.  Notwithstanding the terms of Section (F)
               -------------------
above, the Cap shall be adjusted to equal (i) the lowest price at which the Corporation hereafter issues any shares of Common Stock (whether in public or private placements or otherwise, but excluding issuances pursuant to employee or director stock options), (ii) the lowest conversion price of any convertible debenture or other security which the Corporation issues at any time hereafter (whether in public or private placements or otherwise, but excluding issuances pursuant to employee or director stock options), (iii) the lowest exercise price of any warrant or similar security which the Corporation issues at any time hereafter (but excluding issuances pursuant to employee or director stock options), or (iv) the lowest Cap Equivalent (as hereinafter defined) in any convertible or exercisable security which the Corporation issues at any time hereafter (whether in public or private placements or otherwise). A "Cap Equivalent" means an amount, similar in concept to the Cap hereunder, which constitutes a ceiling on the conversion or exercise price of any security.

     G.   Protective Provisions.  In addition to any other class or series
          ---------------------
vote that may be required by law, for so long as any shares of Series A Preferred Stock shall be outstanding the Corporation shall not without obtaining the approval (by vote or written consent, as provided by law), of the holders of two-thirds of the outstanding shares of Series A Preferred Stock:

(i) materially or adversely alter or change the rights, preferences or privileges of the Series A Preferred Stock;

(ii) authorize or issue (a) shares of any class or series of stock having any preference or priority as to dividends, liquidation or redemption over or pari passu with the Series A Preferred Stock, (b) shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having rights to purchase, any shares of stock of this Corporation having any preference or priority as to dividends, liquidation or redemption over or pari passu with the Series A Preferred Stock, or (c) any bonds, debentures, notes or other obligations for borrowed money, except in connection with equipment financing transactions of up to $1.5 million in any twelve months commencing after the date of initial issuance of a share of Series A Preferred Stock;

(iii) effect any merger, consolidation or sale of assets of the Corporation with, into or to a Small Corporation in which the consideration to be received by the stockholders of the Corporation in such transaction is not entirely cash (for purposes of this paragraph the term "Small Corporation" shall mean a corporation and its parent corporation (if the securities of the parent corporation are being issued) which have a market capitalization of less than $150 million; and for purposes of this paragraph the term "market capitalization" shall mean the product of the number of outstanding shares of the acquiring corporation's or its parent's common stock (if the securities of the parent corporation are being issued) multiplied by the average of the closing bid prices for the acquiring corporation's or its parent's common stock (as quoted on a national securities exchange or on NASDAQ or over-the counter) during the 20 trading days prior to the date notice of the proposed transaction is provided to the holders of the Series A Preferred Stock;

(iv) effect any merger, consolidation or sale of assets of the Corporation with, into or to another corporation in which the consideration to be received by the stockholders of the Corporation in such transaction includes (1) securities that have not been registered on an effective Form S-4 or other appropriate form or (2) property other than cash or securities;

(vi) apply any of its assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any shares of any class or series of equity securities of the Corporation (other than repurchases of Common Stock from employees of and consultants to the Corporation upon or after termination of employment and other than redemptions of Series A Preferred Stock in accordance with Section H); or

(vii) pay any dividend or make any distribution on shares of equity securities, other than with respect to the Series A Preferred Stock.

     H.   Certain Redemptions of the Series A Preferred Stock.
          ---------------------------------------------------

          1. In the event that a holder of Series A Preferred Stock proposes to convert any shares of Series A Preferred Stock (other than in connection with a transaction under Section C. above) at a time when the Average Price (as defined in Section E.2) is less than $1.25, the Corporation shall at its option be entitled to redeem all or any portion of the shares of Series A Preferred Stock proposed to be converted. Such option shall be exercisable by notice from the Corporation to the Holder(s) given within two days after the notice of conversion. If the Corporation shall give such notice of redemption, the Corporation shall be obligated to pay to the Holder, on the 10th business day after the date of such notice, an amount equal to $2.70 per share of Series A Preferred Stock proposed to be converted, together with any accrued and unpaid dividends thereon accrued through the date of such conversion. The $1.25 amount referred in this paragraph shall be equitably adjusted in case the Corporation shall issue Common Stock as a dividend upon Common Stock or in payment of a dividend thereon, shall subdivide the number of outstanding shares of its Common Stock into a greater number of shares or shall combine the number of outstanding shares of its common stock into a lesser number of shares.

          2. At any time after November 10, 1999, the Corporation shall at its option be entitled to redeem all or any portion of the shares of Series A Preferred Stock, exercisable by notice from the Corporation to the Holder(s). If the Corporation shall give such notice of redemption, the Corporation shall be obligated to pay to the Holder(s), on the 30th day after the date of such notice (the "Redemption Date"), an amount equal to $2.00 per share of Series A Preferred Stock, together with any accrued and unpaid dividends thereon accrued through the date of redemption.

          3. On or after the Redemption Date, each holder of Series A Preferred Stock shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the notice of redemption, and thereupon the redemption price of such shares shall be payable to the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

          4. From and after the Redemption Date, unless there shall have been a default in payment of the redemption price, all rights of the holders of Series A Preferred Stock as holders of Series A Preferred Stock (except the right to receive the redemption price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of Series A Preferred Stock on any Redemption Date are insufficient to redeem all outstanding shares of Series A Preferred Stock then being redeemed, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of the Series A Preferred Stock, based on the amount of the redemption price payable to each holder. The shares not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein (with the dividend rate increasing from $.10 per share per annum to $.22 per share per annum on the Redemption Date until the Corporation has deposited the funds (as contemplated in paragraph 5 below) to effect redemption of these remaining shares), and a certificate representing the shares that have not been redeemed shall be returned to each holder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Series A Preferred Stock, such funds will immediately be used to redeem the balance of the shares of Series A Preferred Stock that have not been redeemed.

          5. Three days prior to the Redemption Date, the Corporation shall deposit the redemption price of all outstanding shares designated for redemption in the notice of redemption, and not yet redeemed or converted, with a bank or trust company having aggregate capital and surplus in excess of $50,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed. Simultaneously, the Corporation shall deposit irrevocable instruction and authority to such bank or trust company to pay, on and after the date fixed for redemption or prior thereto, the redemption price of the Series A Preferred Stock to the holders thereof upon surrender of their certificates. Any monies deposited by the Corporation pursuant to this paragraph 5 for the redemption of shares that are thereafter converted into shares of Common Stock pursuant to Section E no later than the close of business on the Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any monies deposited by the Corporation pursuant to this paragraph 5 remaining unclaimed at the expiration of one year following the Redemption Date shall thereafter be returned to the Corporation, provided that the stockholder to which such monies would be payable hereunder shall be entitled, upon proof of its ownership of Series A Preferred Stock and payment of any bond requested by the corporation, to receive such monies without interest from the Redemption Date.

          6. Except as set forth in this Section H, the Series A Preferred Stock is not redeemable.

     I.   Sinking Fund.  The shares of Series A Preferred Stock are not
          ------------
subject or entitled to the operation of a retirement or sinking fund.

     J.   Specific Performance.  The Company agrees that, in addition to
          --------------------
any other remedies which the holders of the Series A Preferred Stock may have, the holders of the Series A Preferred Stock shall be entitled to obtain specific performance of the terms of the Series A Preferred Stock included within this Certificate."

     IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this ___th day of December, 1997.

CONNECT, INC.


__________________________________________
Gordon J. Bridge, Chief Executive Officer

ATTEST:

__________________________________________
Joseph G. Girata, Secretary